Exhibit 99(a)

For Release: 4:01 p.m. EDT. June 12, 2003	Contact:	Paula Angelo (248) 813-2626 paula.m.angelo@delphi.com

DELPHI REVISES Q2 2003 GUIDANCE
Company cites lower production volumes, adverse legal judgment and portfolio action timing

     TROY, Mich. — Delphi Corp. (NYSE: DPH) announced today the company has revised its earnings outlook for Q2 2003, attributing the reduced forecast to a combination of events that include weakness in market demand and production volumes — notably suspended operations at General Motors’ Oklahoma City facility — as well as an adverse legal judgment and timing of portfolio-related actions such as facility closures and employee separations.

     “The collective effect of these events during the current quarter will drive earnings below previous guidance,” said Alan S. Dawes, Delphi vice chairman and chief financial officer. “We anticipate production-related factors shaping our performance in Q2, particularly market weakness in North America and Europe, will also affect calendar year results,” he added.

Factors Driving Revised Q2 Guidance

     Dawes said several factors contributed to the company’s decision to revise guidance for the second quarter. They include:
•	Overall production volumes below guidance levels, including tornado-related production disruptions at General Motors’ Oklahoma City facility.

•	A previously disclosed $25 million after-tax ($37 million pre-tax) adverse legal judgment against Delphi in a case involving a former supplier, Nelco Technology.

•	Planned portfolio items, including facility closure costs at Delphi’s Moraine, Ohio operations, and employee separation packages offered at selected Delphi sites, which were pulled forward to Q2 rather than executed throughout the remainder of the year.

     “If revenues had been stronger, we might have been able to respond to these events, even with their concurrent timing, and remain within our earlier guidance. However, in

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Q2 2003, we have experienced a general market softening yielding reduced revenues from customers including GM Service Parts Operations and global non-GM customers. While Q2 reported earnings will fall below Q1 levels, after adjusting for the one-time effects of the legal and portfolio-related actions on net income, quarter-over-quarter ongoing earnings are expected to be higher on markedly lower volumes.” Dawes noted.

     “Delphi’s basic operations continue to run well and remain on track,” Dawes added.

Highlights — Q2 2003 Revised Guidance

•	Previous revenue guidance for the quarter was $7.0 to $7.3 billion. The revised revenue outlook is $7.0 to $7.1 billion ($6.9 billion on an exchange-adjusted basis comparable to previous guidance).

•	Previous income forecast for the quarter was $160 to $200 million. The revised guidance is $85 to $95 million, or $0.15 to $0.17 per share, which includes the adverse impact of a $25 million after-tax ($37 million pre-tax) judgment against Delphi, accrued in Q2 and payable in Q3.

•	Previous guidance for quarterly operating cash flow of $0.3 to $0.4 billion was reaffirmed at the low end of this range, at $0.3 billion.

Factors Shaping CY 2003 Guidance

     “Since we last evaluated the 2003 calendar year in December 2002, market conditions have weakened,” Dawes said. “Key indicators do not suggest a short-term improvement in the market environment. Consequently, we believe our outlook for the year should account for the likelihood of continued sluggishness in the global economy. Compared to last December’s forecast of 16.6 million units, we now expect a North America production volume of 15.8 million units. We also anticipate GMNA production in the range of 5.2 to 5.4 million units, versus the earlier forecast of 5.4 million units, and Europe production of 20.2 million units, versus the previously expected level of 20.8 million units.”

Highlights — CY 2003 Revised Guidance

•	Previous revenue guidance for the year was $28.0 billion, which has been revised to $27.5 to $28.0 billion ($26.9 billion to $27.4 billion on an exchange-adjusted basis comparable to previous guidance).

•	Outlook for CY net income is in the $375 to $475 million range, or $0.67 to $0.85

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per share, compared to previous guidance of $600 million, and reflects lower expected production volumes as well as the $25 million after-tax adverse legal judgment.

•	Operating cash flow for the year is expected to be $1.2 to $1.3 billion, slightly lower than previous guidance of $1.4 billion. This reflects the lower earnings outlook and tax- and exchange-related working capital changes, partially offset by lower capital expenditures.

Actions Taken to Meet Challenges

     “While certain factors have combined to negatively affect Delphi’s short-term outlook, we remain committed to our long-term strategies of global customer diversification, technology-focused portfolio development and application of Lean principles to enhance operational efficiencies worldwide,” Dawes continued. “We face some hurdles in the short-term, but we remain convinced Delphi is on the right path for future growth and profitability.”

     Dawes cited specific measures taken by Delphi in recent months. “We’ve streamlined our operations through restructuring actions, including a workforce reduction of approximately 3,900 in 2003. Overall, we’ve trimmed our workforce by 28,000 from mid-2000 levels with the bulk of the reduction in high-cost areas. Delphi is also aggressive on enterprise-wide initiatives to keep spending low and cash flow high. We’re deferring our non-critical SG&A and capital expenditures. In addition, we’re limiting our hiring in areas that will not affect our customer commitments and continuing to let attrition systematically reduce our workforce. We’re confident we’ve taken the right steps to ensure Delphi’s long-term prospects,” Dawes said.

Additional Information

     A briefing for news media representatives, institutional investors and security analysts concerning Delphi’s revised guidance will be held at 5 p.m. EDT today. For the general public, the briefing will be simultaneously webcast from the Investor Relations page at www.delphi.com.

     Additional information concerning Delphi’s guidance is available through the Investor Relations page of Delphi’s website at www.delphi.com, and in a Form 8-K to be filed with the Securities and Exchange Commission today.

About Delphi

     For more information about Delphi, visit www.delphi.com.

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All statements contained or incorporated in this release which address operating performance, events or developments that we expect or anticipate may occur in the future (including statements relating to future sales or earnings expectations, savings expected as a result of our global restructurings or other initiatives, portfolio restructuring plans, volume growth, awarded sales contracts and earnings per share expectations or statements expressing general optimism about future operating results) are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s current views and assumptions with respect to future events. Important factors, risks and uncertainties which may cause actual results to differ from those expressed in our forward-looking statements are discussed in detail in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2002. In particular, the achievement of projected levels of revenue, earnings, cash flow and debt levels will depend on our ability to execute our portfolio and global restructuring plans in a manner which satisfactorily addresses any resultant antitrust or labor issues and customer concerns, any contingent liabilities related to divestitures or integration costs associated with acquisitions, and other matters; the success of our efforts to diversify our customer base and still maintain existing GM business; the continued protection and exploitation of our intellectual property to develop new products and enter new markets; and our ability to capture expected benefits of our cost reduction initiatives so as to maintain flexibility to respond to adverse and cyclical changes in general economic conditions and in the automotive industry in each market we operate, including customer cost reduction initiatives, potential increases in warranty costs, pension contributions, healthcare costs, disruptions in the labor, commodities or transportation markets caused by terrorism or war and other changes in the political and regulatory environments where we do business. Delphi does not intend or assume any obligation to update any of these forward-looking statements.

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